NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC. RESPONDS TO
UNSOLICITED, NON-BINDING ACQUISITION PROPOSAL

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AUSTIN, TX, February 21, 2024 - Stratus Properties Inc. (NASDAQ: STRS) (“Stratus” or the “Company”) today confirmed that on January 24, 2024 it received an unsolicited, non-binding proposal from NXSTEP Opportunity Partners (“NXSTEP”) to acquire Stratus for $27.18 per share in cash, subject to adjustments. NXSTEP’s proposal was subject to a number of conditions and assumptions, including important assumptions that were incorrect.

Stratus’ Board of Directors (“Board”) considered the proposal and determined unanimously that the proposal substantially undervalues the Company and its future prospects and is not in the best interests of the Company and its stockholders. Accordingly, the Board advised NXSTEP on February 15, 2024 that, “After careful deliberation, including consultation with its advisers, the Board has determined that continuing to pursue Stratus’ long-term strategy is in the best interests of Stratus and its stockholders at this time.”

On February 20, 2024, Stratus’ stockholder Oasis Management Company Ltd. filed an amendment to its Schedule 13D reporting that it had entered into an agreement with NXSTEP supportive of its proposal, and Stratus received an updated non-binding proposal from NXSTEP in which NXSTEP increased its estimated proposed net purchase price to approximately $27.30 per share in cash. This revised proposal was also subject to the same conditions and incorrect assumptions as the prior offer of January 24, 2024.

Stratus’ Board plans to consider these matters consistent with its fiduciary duties and respond to NXSTEP in due course. Stratus does not intend to comment on or disclose further developments regarding the proposal unless and until it deems further disclosure is appropriate or required.

About Stratus Properties Inc.

Stratus is a diversified real estate company engaged primarily in the acquisition, entitlement, development, management, leasing and sale of multi-family and single-family residential and commercial real estate properties in the Austin, Texas area and other select markets in Texas.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are all statements other than statements of historical fact. The words “anticipates,” “may,” “can,” “could,” “plans,” “believes,” “potential,” “possible,” “estimates,” “expects,” “projects,” “future prospects,” “targets,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions are intended to identify those assertions as forward-looking statements. Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause Stratus’ actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, the impact of inflation and interest rate changes, Stratus’ expectations about the Austin and Texas real estate markets, regulatory changes, Stratus’ expectations with respect to the planning, financing, development, construction, completion and stabilization of Stratus’ development projects, Stratus’ expectations regarding plans to sell, recapitalize, or refinance properties, and the factors described in more detail under the heading “Risk Factors” in Stratus’ Annual Report on Form 10-K for the year ended December 31, 2022, filed with the U.S. Securities and Exchange Commission.

Investors are cautioned that many of the assumptions upon which Stratus’ forward-looking statements are based are likely to change after the date the forward-looking statements are made. Further, Stratus may make changes to its business plans that could affect its results. Stratus cautions investors that it undertakes no obligation to update any forward-looking statements, which speak only as of the date made, notwithstanding any changes in its assumptions, business plans, actual experience or other changes.

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A copy of this release is available on Stratus’ website, stratusproperties.com.

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